EXHIBIT 10.J

EMPLOYMENT AGREEMENT

This AGREEMENT is made this 24th day of September 1998, by and between Napco Security Systems, Inc. and/or its related subsidiaries and/or affiliates (herein referred to collectively as "NAPCO"), a Delaware corporation having its principle place of business at 333 Bayview Avenue, Amityville, New York 11701 and Jorge Daniel Hevia (hereinafter "EXECUTIVE") residing at 170 Piccadilly Downs, Lynbrook, New York 11563.

WHEREAS, NAPCO desires to employ EXECUTIVE as Vice President of Corporate Sales and Marketing, and EXECUTIVE desires to be employed by NAPCO.

NOW THEREFORE:

I.	EMPLOYMENT:

Subject to the terms and conditions hereinafter set forth, NAPCO hereby employs EXECUTIVE and EXECUTIVE agrees to be employed by NAPCO as its Vice President of Corporate Sales and Marketing.  EXECUTIVE agrees to devote his full time and best efforts to the business of NAPCO.

II.	DUTIES:
EXECUTIVE shall, during the continuance of his employment hereunder:

(a)	Devote the whole of his time and attention and abilities to the business of NAPCO during regular working hours and at such other times as may be necessary;
(b)	Perform such duties as are usually performed by an EXECUTIVE serving in his capacity and such other duties as may be assigned to him from time to time by the Chairman of NAPCO;
(c)	Use his best efforts to promote the business of NAPCO; and
(d)	Perform his duties subject to the direction of the Chairman of NAPCO.

III.	COMPENSATION:
For the services to be rendered under this AGREEMENT, NAPCO agrees to pay the EXECUTIVE the following compensation:

(a)        Salary - An annual salary of $165,000.00 subject to annual reviews and compensation adjustments hereinafter on the anniversary date of the commencement of employment.  Upon being promoted to Senior Vice President of Corporate Sales and Marketing (anticipated to occur approximately May 1999 depending on performance), EXECUTIVE's annual salary will be increased to $175,000.00.  The annual salary will be paid periodically in accordance with NAPCO's standard payroll practices, which is presently on a weekly basis.

(b) Signing Bonus - NAPCO will pay a signing bonus to EXECUTIVE according to the following schedule:
(i)	$10,000.00 upon employment;
(ii)	$10,000.00 on December 31, 1998; and
(iii)	$10,000.00 on May 31, 1999.

(c)         Bonus Plan - A maximum bonus of $95,000.00 may be earned by EXECUTIVE based on (i) sales volume; (ii) profitability; and (iii) meeting the annual budget for the Sales and Marketing department.

With respect to sales volume, (i) a bonus of $10,000.00 will be paid to EXECUTIVE if net annual sales for NAPCO increase greater than or equal five percent (5%) but less than ten percent (10%); (ii) a bonus of $28,875.00 will be paid to employee if net annual sales for NAPCO increase greater than or equal to ten percent (10%) but less than fifteen percent (15%); and (iii) a bonus of $50,000.00 will be paid to EXECUTIVE if net annual sales for NAPCO increase greater than or equal to fifteen percent (15%).

With respect to profitability, (i) a bonus of $7,000.00 will be paid to EXECUTIVE if the average selling price of the top 250 stock keeping units (SKU's), which represent approximately ninety-nine  percent (99%) of overall corporate sales, maintains an average selling price within the range of six percent (6%) below target (i.e., level 1 pricing) to less than or equal to six point five percent (6.5%) below target; (ii) a bonus of $17,325.00 will be paid to EXECUTIVE if the average selling price of the top 250 stock keeping units (SKU's), which represent approximately ninety-nine percent (99%) of overall corporate sales, maintains an average selling price within the range of greater than five percent (5%) below target to less than six percent (6%) below target, and (iii) a bonus of $25,000.00 will be paid to EXECUTIVE if the average selling price of the top 250 stock keeping units (SKU's), which represent approximately ninety-nine percent (99%) of overall corporate sales, maintains an average selling price of five percent (5%) below target (level 1 pricing) or better.

With respect to any bonus based on established budgets for the sales and marketing division of NAPCO, (i) a bonus of $11,550.00 will be paid to EXECUTIVE if the established budget is not exceeded and (ii) a bonus of $20,000.00 will be paid to EXECUTIVE if actual expenses attributed to the Sales and Marketing department is five percent (5%) or more below budget.  The budget may be adjusted throughout the year, and would require approval of joint executive management.  No bonus based on budget targets will be paid if overall annual corporate sales are not increased as compared to the previous fiscal year.

With respect to all three elements of the bonus plan, measurements including sales volume, profitability and the like will be measured from June 30, 1998 through June 30, 1999. In the event of an acquisition by, or of, NAPCO, the bonus plan will be adjusted accordingly.  Furthermore, since EXECUTIVE will be joining NAPCO in October 1998, the bonus plan will be prorated to reflect the portion of the fiscal year during which EXECUTIVE worked at NAPCO.

(d)         Stock Options - 16,600 stock options, in accordance with NAPCO's Incentive Stock Option Plan,  will be awarded to EXECUTIVE upon employment, at the fair market value price of NAPCO stock (Nasdaq: "NSSC") at that time.  These stock options will be recorded according to regulations set forth by the Securities and Exchange Commission ("SEC") and/or other government entities.  Future stock options will be granted based on performance.

(e)         Severance and Health Insurance  - In consideration for EXECUTIVE entering a new industry, upon any termination of employment not based on cause, EXECUTIVE will be entitled to severance pay equalling nine (9) months' salary and continued health insurance for a period of six (6) months.  The payment of any such severance or continued health insurance will be paid according to the same payment schedule as if EXECUTIVE was still employed during that time frame.

(f)          Automobile Allowance - NAPCO will provide EXECUTIVE with an automobile allowance of $540.00 per month.

(g)         Vacation - EXECUTIVE will be granted three (3) weeks' vacation time.

(h)        401(K) Plan - NAPCO will provide EXECUTIVE with 401(k) benefits in accordance with the terms and conditions of its corporate plan in effect.

 IV.       RESTRICTIVE COVENANTS:
(a)        EXECUTIVE acknowledges that technical, financial and other confidential information of NAPCO or any third party with which NAPCO is in technical or commercial cooperation, or which EXECUTIVE may obtain knowledge in the course of and by virtue of his employment, constitutes valuable and confidential assets and that unauthorized disclosure or utilization thereof would be detrimental to NAPCO.  EXECUTIVE therefore agrees that he will not disclose or utilize, either during his employment or thereafter, any such technical or other confidential information, without first obtaining NAPCO's written consent thereto, except as such disclosure or utilization may be required by EXECUTIVE's service to NAPCO or by law.

(b)         All trade secrets and proprietary information including, but not limited to, all formulas, patterns, designs, sales and business plans, plant secrets, processes, methods for determination of costs, customer lists, and other confidential secrets, or internal information which heretofore have been or hereafter may be conceived by or disclosed to EXECUTIVE in the course of EXECUTIVE's employment, shall at all times be and remain the sole and exclusive property of NAPCO, except as required by law or by EXECUTIVE's employment at NAPCO, and shall be kept confidential by EXECUTIVE and not be utilized personally be EXECUTIVE or divulged by EXECUTIVE to any third party or company.

(c)         All inventions, improvements, patent pendings, ideas concerning patents or improvements relating thereto (collectively hereinafter referred to as "Inventions") which EXECUTIVE solely, or with others, receives or reduces to practice or may conceive in the course of such employment or with the use of NAPCO time, material or facilities, or relating to any subject matter with which my work for NAPCO is or may be concerned or reduced to practice during the term of my employment by NAPCO, shall be the sole property of NAPCO.

(d)         EXECUTIVE shall promptly disclose in writing to NAPCO and maintain adequate and current written records of such Inventions, in the form of notes, sketches, drawings or reports, which shall be the property of NAPCO, shall specifically assign to NAPCO all such Inventions and shall executed all papers and perform all other lawful acts which NAPCO deems necessary or advisable for the preparation and prosecution of patent applications and the procurement and maintenance of United States and foreign patents and for the transfer of interests therein to NAPCO.  It is understood and agreed that all expenses incurred with respect to the obligations of this paragraph shall be by NAPCO or its nominee.  EXECUTIVE shall make no other application for intellectual property relating to such Inventions without the express written approval of NAPCO.

(e)         EXECUTIVE shall not make or permit to be made, except pursuant to his duties hereunder and for the sole use and account of NAPCO, any papers or documents, including drawings and records of research, made by EXECUTIVE or at EXECUTIVE's directions or which may come into EXECUTIVE's possession in any way, and EXECUTIVE shall deliver to NAPCO on the termination of employment, all such materials in EXECUTIVE'S possession.

(f)         EXECUTIVE agrees that during the term of employment hereunder, he will not, except with the prior written consent of NAPCO, directly or indirectly engage in, or accept any position as an agent, employee, officer or director of, or consult, advise with, invest in, or otherwise in any way give assistance to aid any person, firm or corporation (or any of their related entities) in the security alarm, fire alarm, security lock, security hardware or entry access products industry either as a manufacturer, installer and/or distributor.  For a period of three (3) years after the termination of EXECUTIVE's employment hereunder, he will not, without the prior written consent of NAPCO, directly or indirectly engage in, or accept any position as agent, employee, officer or director of, or consult, advise with, invest in (except in insignificant amounts) or otherwise in anyway give assistance or aid to any person, firm, or corporation (or any of their related entities) engaging in business which relates directly or indirectly with the business of NAPCO or which would be competitive or a competitive substitute with any product(s) or product lines in the security alarm, fire alarm, security lock, security hardware or entry access products industry either as a manufacturer, installer, and/or distributor of which NAPCO was involved with at the time of termination of EXECUTIVE's employment hereunder.  This provision applies to any aforementioned affiliation of EXECUTIVE to any person, firm, or corporation (or any of their related entities) engaging in business which relates directly or indirectly with the business of NAPCO or which would be competitive or a competitive substitute with any product(s) or product lines in the security alarm, fire alarm, security lock, security hardware or entry access products industry either as a manufacturer, installer, and/or distributor which is conducting any business in the United States of America.  EXECUTIVE explicitly acknowledges the reasonableness of the scope of this paragraph in view of the fact that EXECUTIVE was never previously engaged in any businesses relating to NAPCO, and in view of the fact that EXECUTIVE's position at NAPCO will enable him to become privy to significant and sensitive information.

(g)         EXECUTIVE covenants and agrees that so long as he is in the employ of NAPCO and after leaving the employ of NAPCO, he will not directly or indirectly disclose, communicate, divulge or furnish to or use for the benefit of himself (except while he is in the employ solely and in the pursuit of the activities of NAPCO) or any other person, firm or corporation, any other of the trade secrets, designs, improvements, marketing plans, inventions of NAPCO belonging to NAPCO, or the designs, or processes of distribution, or processes of manufacture of any product or article sold or distributed by NAPCO, which EXECUTIVE may learn by virtue by his activities or which he may develop for NAPCO.

V.          REMEDIES:
The parties hereto recognize that, in the event of any breach or threatened breach by the EXECUTIVE of the provisions of Section IV hereunder of, NAPCO will suffer irreparable injury in connection with which damages would be difficult, if not impossible, to ascertain and it is therefore agreed that NAPCO, in addition to and without limiting any other remedy or right it may have under this AGREEMENT, or at law or in equity, shall be entitled to an injunction against the EXECUTIVE issued by any court of competent jurisdiction enjoining any such breach or threatened breach.

VI.         EFFECT OF WAIVER:

The waiver by either party of a breach of any provision of this AGREEMENT shall not operate or be construed as a waiver of any subsequent breach thereof.

VII.       NOTICE:
Any and all notices referred to hereunder shall be sufficient if furnished in writing and sent by registered or certified mail to the parties at the addresses given herein, or to such other addresses as may hereafter be designated by notice in writing given in accordance with the provisions of this paragraph.

VIII.      GOVERNING LAW:
The parties agree that this AGREEMENT shall be governed, interpreted and construed in accordance with the substantive laws of the State of New York.

IX.         SEVERABILITY:
If any provision of this AGREEMENT shall, to any extent, be deemed invalid or unenforceable, the remainder of this AGREEMENT shall not be affected, and each term shall be valid and shall be enforced to the extent permitted by law.

X.          AMENDMENTS TO AGREEMENT:
No amendment of this AGREEMENT shall be effective unless reduced to writing and executed by a duly authorized officer of NAPCO and by EXECUTIVE.

XI.         TERM:
This AGREEMENT shall be for a term of two years from the first date of employment and may be renewed upon mutual written agreement by the parties.  The AGREEMENT will be reviewed with respect to a possible renewal one (1) year prior to its expiration date.  However, nothing in this provision requires NAPCO to pay severance greater that established in Section III.

XII.       TERMINATION OF EMPLOYMENT:
In the event that EXECUTIVE voluntarily leaves the employ of employer without cause or he is terminated with cause, all benefits of this AGREEMENT shall cease.

XIII.      MISCELLANEOUS:
This AGREEMENT is to be read in conjunction with the rights and obligations presented in NAPCO's Salaried Employee Handbook.  Furthermore, nothing in this AGREEMENT is intended or should be interpreted to circumvent any obligations applicable to NAPCO pursuant to federal, state or local laws.

Napco Security Systems, Inc.	EXECUTIVE

By: /s/Richard L. Soloway	/s/Jorge Daniel Hevia
Richard L. Soloway	Jorge Daniel Hevia
Chairman of the Board

Dated: 9/24/98	Dated: 9/25/98